Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Wednesday, October 30, 2019

TFS FINANCIAL CORPORATION CONTINUES FOCUS ON GROWTH

(Cleveland, OH - October 30, 2019) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2019.
The Company reported net income of $80.2 million for the fiscal year ended September 30, 2019, compared to net income of $85.4 million for the fiscal year ended September 30, 2018. The change was largely attributable to a decrease in net interest income, partially offset by a lower effective tax rate. Less impactful changes included a decrease in the credit to the loan loss provision, a decrease in non-interest income and an increase in non-interest expenses. The Company reported net income of $21.5 million for the three months ended September 30, 2019, compared to net income of $21.6 million for the three months ended September 30, 2018.
“Third Federal had a solid year of growth in our loan and deposit portfolios,” said Chairman and CEO Marc A. Stefanski. “Our mortgage loan portfolio grew $317 million, including a 19% increase in home equity loan balances.  At the same time, our deposits grew $275 million.  Our disciplined strategy is focused on continuing to grow the company for sustained long-term success.  We will remain focused on maintaining strong capital, combined with consistent asset growth, allowing us to drive long-term, sustainable earnings, and support cash dividends and strategic share repurchases."
  Net interest income decreased by $15.5 million, or 5.5%, to $265.4 million for the fiscal year ended September 30, 2019 compared to $280.9 million for the fiscal year ended September 30, 2018 and decreased by $4.7 million, or 6.7%, to $64.3 million for the three months ended September 30, 2019 from $69.0 million for the three months ended September 30, 2018. The average balance and yield of interest-earning assets increased $333.6 million and 20 basis points when comparing the fiscal year ended September 30, 2019 to the prior year, while the average balance and cost of interest-bearing liabilities grew by $369.3 million and 40 basis points. The opportunity to extend the duration of funding sources and the offering of competitive deposit rates during the current rate environment has contributed to the increased cost of funding. The interest rate spread was 1.65% and 1.73% for the three months and fiscal year ended September 30, 2019 compared to 1.85% and 1.93%, respectively, for the three months and fiscal year ended September 30, 2018. The net interest margin was 1.84% and 1.92% for the three months and fiscal year ended September 30, 2019 as compared to 2.03% and 2.08%, respectively, for the three months and fiscal year ended September 30, 2018.
The provision for loan losses was a credit of $10.0 million for the fiscal year ended September 30, 2019 compared to a credit of $11.0 million for the fiscal year ended September 30, 2018. The provision for loan losses was a credit of $2.0 million during both the three months ended September 30, 2019 and the three months ended September 30, 2018. Recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credits during the periods. Gross loan charge-offs were $5.0 million for the fiscal year ended September 30, 2019 and $8.2 million for the fiscal year ended September 30, 2018, while loan recoveries were $11.5 million during the current fiscal year compared to $12.6 million during the prior fiscal year. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $6.5 million for the fiscal year ended September 30, 2019 and $4.5 million for the fiscal year ended September 30, 2018. The allowance for loan losses was $38.9 million, or 0.29% of total loans receivable, at September 30, 2019, compared to $39.3 million, or 0.30% of total loans receivable, at June 30, 2019 and $42.4 million, or 0.33% of total loans receivable, at September 30, 2018. Of the total allowance for loan losses, $24.0 million was allocated to residential mortgage loans and $14.9 million was allocated to home equity loans and lines of credit at September 30, 2019 and $21.5 million was allocated to residential mortgage loans and $20.9 million was allocated to equity loans and lines of credit at September 30, 2018. The decrease in the portion of the allowance allocated to home equity loans and lines of credit is attributable to the decrease in the end of draw exposure.
Credit performance continued to improve across our loan portfolios. Total loan delinquencies decreased $6.0 million to $35.4 million, or 0.27% of total loans receivable, at September 30, 2019 from $41.4 million, or 0.32% of total loans receivable, at September 30, 2018, and included a $2.2 million decrease in delinquencies on core residential mortgages, a $1.4 million decrease on home today residential mortgages and a $2.4 million decrease on home equity loans and lines of credit. Non-accrual loans decreased $6.5 million to $71.3 million, or 0.54% of total loans, at September 30, 2019 from $77.8 million, or 0.60% of total loans, at September 30, 2018. Troubled debt restructurings in non-accrual status were $60.5 million at September 30, 2019 and $62.6 million at September 30, 2018. Total troubled debt restructurings decreased $8.0 million, to $157.4 million at September 30, 2019, from $165.4 million at September 30, 2018.

Non-interest income decreased $1.0 million to $20.5 million for the fiscal year ended September 30, 2019 from $21.5 million for the fiscal year ended September 30, 2018. The decrease primarily related to a $1.5 million decrease in the net gain on sale of loans, partially offset by a $0.5 million increase in the proceeds and benefits of bank owned life insurance. Net gain on the sale of loans was $1.9 million during the fiscal year ended September 30, 2019 compared to $3.4 million during the fiscal year ended September 30, 2018. The prior year results benefited from a $277.4 million bulk sale of fixed-rate loans to a private investor.
Total non-interest expense increased $1.4 million to $193.7 million for the fiscal year ended September 30, 2019 compared to $192.3 million for the fiscal year ended September 30, 2018. The increase included a $2.7 million increase in salaries and employee benefits, consisting mainly of health insurance costs, partially offset by a $0.8 million decrease in federal deposit insurance premium and a $0.5 million decrease in office property and equipment. The discontinuation of a temporary surcharge on the federal deposit insurance premium more than offset increases due to deposit growth, reducing the premium during the current fiscal year.
Total income tax expense decreased by $13.8 million, to $22.0 million for the fiscal year ended September 30, 2019, from $35.8 million for the fiscal year ended September 30, 2018. The decrease in the expense was caused mainly by the impact of the Tax Cuts and Jobs Act which lowered our statutory federal tax rate to 21% in the current fiscal year from approximately 24.5% in the prior fiscal year. Total income tax expense for the fiscal year ended September 30, 2018 also included approximately $4.6 million of additional income tax expense for the re-measurement of our net deferred tax assets as a result of the tax rate reduction.
Total assets increased by $405.0 million, or 2.86%, to $14.54 billion at September 30, 2019 from $14.14 billion at September 30, 2018. This change was mainly the result of growth in our home equity line of credit portfolio during the current fiscal year and, to a lesser extent, increases in investment securities available for sale and prepaid expenses and other assets.
Investment securities available for sale increased $15.9 million, or 3.0%, to $547.9 million at September 30, 2019 from $532.0 million at September 30, 2018. The change included $158.0 million in purchases, $14.5 million of unrealized gain, $152.6 million in principal paydowns, and $4.1 million of net acquisition premium amortization during the fiscal year ended September 30, 2019.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale increased $327.5 million to $13.20 billion at September 30, 2019 from $12.87 billion at September 30, 2018. Growth in our home equity line of credit portfolio was partially offset by a decrease in our first mortgage loan portfolio. The home equity lines of credit provide a more effective loan product for managing the balance sheet and net interest margin, considering the relatively flat yield curve market that we are currently experiencing. The home equity loans and lines of credit portfolio increased $356.0 million during the fiscal year ended September 30, 2019. The residential core mortgage loan portfolio, including loans held for sale, decreased $24.8 million during the fiscal year ended September 30, 2019. Commitments originated for home equity loans and lines of credit were $1.69 billion for the fiscal year ended September 30, 2019 and $1.51 billion for the fiscal year ended September 30, 2018. Total first mortgage loan originations were $1.8 billion for the fiscal year ended September 30, 2019, of which 41% were adjustable-rate mortgages and 5% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $2.3 billion for the fiscal year ended September 30, 2018, of which 49% were adjustable-rate mortgages and 10% were fixed-rate mortgages with terms of 10 years or less. During the fiscal year ended September 30, 2019, $117.3 million of fixed-rate loans were sold resulting in a pre-tax gain of $1.9 million. During the fiscal year ended September 30, 2018, $400.1 million of fixed-rate loans were sold resulting in a pre-tax gain of $3.4 million.
Other assets increased $43.7 million to $88.0 million at September 30, 2019 from $44.3 million at September 30, 2018. The increase related primarily to a $29.8 million increase in initial margin requirements on interest rate swap contracts and an $11.6 million increase in current and deferred tax assets between the two periods.
Deposits increased $274.8 million, or 3.2%, to $8.77 billion at September 30, 2019 from $8.49 billion at September 30, 2018. The increase was the result of a $97.5 million increase in our certificates of deposit ("CDs") and $382.5 million of growth in our money market deposit accounts, first introduced in July 2018, partially offset by a $154.4 million decrease in our savings accounts and a $50.9 million decrease in our checking accounts for the fiscal year ended September 30, 2019. Total deposits include $507.8 million and $670.1 million of brokered CDs at September 30, 2019 and September 30, 2018, respectively.
Borrowed funds, all from the FHLB, increased $181.3 million, to $3.90 billion at September 30, 2019 from $3.72 billion at September 30, 2018. This increase reflects a $1.03 billion increase in 90 day advances that were utilized for longer term interest rate swap contracts, partially offset by a $700.0 million reduction in overnight and other short-term advances and a $146.2 million reduction in long-term advances. At September 30, 2019, FHLB advances include $2.75 billion of 90 day advances which have an effective duration at inception of five to eight years, as a result of interest rate swap contracts, and $500.0 million of overnight and other short-term advances.
Total shareholders' equity decreased $61.7 million to $1.70 billion at September 30, 2019 from $1.76 billion at September 30, 2018. During the fiscal year ended September 30, 2019, other comprehensive income decreased by $92.6 million, primarily due to the net impact of changes in unrealized gains and losses on our swap contracts and available for sale investment securities and recognition of a $7.2 million actuarial loss, net of tax, related to our pension obligation. Unrealized losses on interest rate swap contracts represent the majority of the change and occur when current market interest rates are lower than those in effect at contract origination. The combined effect of the decrease in other comprehensive income, four quarterly dividends totaling $50.5 million and $9.1 million in repurchases of common stock was offset by $80.2 million of net income and $10.2 million of adjustments related to our stock compensation and employee stock ownership plans. During the three months ended September 30, 2019, a total of 64,000 shares of our common stock were repurchased at an average cost of $17.95 per share. During the fiscal year ended September 30, 2019, a total of 555,400 shares were repurchased at an average cost of $16.32 per share.
The Company declared and paid quarterly dividends of $0.27 during the fourth fiscal quarter of 2019 and $0.25 per share during each of the first three fiscal quarters of 2019. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 16, 2019 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to $1.10 per share of possible dividends to be declared on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 16, 2020), including a total of up to $0.83 during the three quarters ending December 31, 2019, March 31, 2020, and June 30, 2020. The MHC has conducted the member vote to approve the dividend waiver each of the past six years under Federal Reserve regulations and for each of those six years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At September 30, 2019 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.54%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.07% and its total capital ratio was 19.56%. Additionally, the Company's Tier 1 leverage ratio was 12.05%, its Common Equity Tier 1 and Tier 1 ratios were each 21.73% and its total capital ratio was 22.22%. The current capital ratios of the Association reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2018. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of September 30, 2019 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning October 31, 2019. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of September 30, 2019, the Company’s assets totaled $14.54 billion.

Forward Looking Statements
        This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for loan losses and charge-offs;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets;
●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

●	the inability of third-party providers to perform their obligations to us;
●	a slowing or failure of the prevailing economic recovery; and
●
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2019	September 30, 2018
ASSETS
Cash and due from banks	$31,728	$29,056
Interest-earning cash equivalents	243,415	240,719
Cash and cash equivalents	275,143	269,775
Investment securities available for sale (amortized cost $550,605 and $549,211, respectively)	547,864	531,965
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	3,666	659
Loans held for investment, net:
Mortgage loans	13,189,516	12,872,125
Other consumer loans	3,166	3,021
Deferred loan expenses, net	41,976	38,566
Allowance for loan losses	(38,913)	(42,418)
Loans, net	13,195,745	12,871,294
Mortgage loan servicing rights, net	8,080	8,840
Federal Home Loan Bank stock, at cost	101,858	93,544
Real estate owned	2,163	2,794
Premises, equipment, and software, net	61,577	63,399
Accrued interest receivable	40,822	38,696
Bank owned life insurance contracts	217,481	212,021
Other assets	87,957	44,344
TOTAL ASSETS	$14,542,356	$14,137,331
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,766,384	$8,491,583
Borrowed funds	3,902,981	3,721,699
Borrowers’ advances for insurance and taxes	103,328	103,005
Principal, interest, and related escrow owed on loans serviced	32,909	31,490
Accrued expenses and other liabilities	40,000	31,150
Total liabilities	12,845,602	12,378,927
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 279,962,777 and 280,311,070 outstanding at September 30, 2019 and September 30, 2018, respectively	3,323	3,323
Paid-in capital	1,734,154	1,726,992
Treasury stock, at cost; 52,355,973 and 52,007,680 shares at September 30, 2019 and September 30, 2018, respectively	(764,589)	(754,272)
Unallocated ESOP shares	(44,417)	(48,751)
Retained earnings—substantially restricted	837,662	807,890
Accumulated other comprehensive income (loss)	(69,379)	23,222
Total shareholders’ equity	1,696,754	1,758,404
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,542,356	$14,137,331

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,		September 30,
	2019	2018	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$116,853	$109,132	$458,779	$422,953
Investment securities available for sale	3,093	2,895	13,100	11,134
Other interest and dividend earning assets	2,367	2,491	10,208	8,958
Total interest and dividend income	122,313	114,518	482,087	443,045
INTEREST EXPENSE:
Deposits	38,355	29,321	143,353	102,255
Borrowed funds	19,628	16,215	73,313	59,849
Total interest expense	57,983	45,536	216,666	162,104
NET INTEREST INCOME	64,330	68,982	265,421	280,941
PROVISION (CREDIT) FOR LOAN LOSSES	(2,000)	(2,000)	(10,000)	(11,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	66,330	70,982	275,421	291,941
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,974	1,916	7,318	7,493
Net gain on the sale of loans	764	311	1,869	3,383
Increase in and death benefits from bank owned life insurance contracts	1,571	1,557	6,695	6,158
Other	1,490	1,101	4,582	4,502
Total non-interest income	5,799	4,885	20,464	21,536
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,326	24,807	103,991	101,316
Marketing services	1,785	2,914	19,364	19,252
Office property, equipment and software	6,379	6,383	26,432	26,897
Federal insurance premium and assessments	2,627	2,663	10,432	11,189
State franchise tax	1,231	1,189	5,040	4,775
Other expenses	6,750	7,464	28,414	28,884
Total non-interest expense	45,098	45,420	193,673	192,313
INCOME BEFORE INCOME TAXES	27,031	30,447	102,212	121,164
INCOME TAX EXPENSE	5,514	8,842	21,975	35,757
NET INCOME	$21,517	$21,605	$80,237	$85,407
Earnings per share
Basic	$0.08	$0.08	$0.29	$0.31
Diluted	$0.08	$0.08	$0.28	$0.30
Weighted average shares outstanding
Basic	275,461,118	275,419,322	275,395,529	275,590,053
Diluted	277,644,280	277,162,336	277,374,426	277,298,425

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$225,466	$1,255	2.23%	$219,062	$1,063	1.94%
Investment securities	1,290	8	2.48%	3,970	24	2.42%
Mortgage-backed securities	555,123	3,085	2.22%	535,331	2,871	2.15%
Loans (2)	13,087,435	116,853	3.57%	12,761,000	109,132	3.42%
Federal Home Loan Bank stock	100,587	1,112	4.42%	93,544	1,428	6.11%
Total interest-earning assets	13,969,901	122,313	3.50%	13,612,907	114,518	3.36%
Noninterest-earning assets	479,673			366,511
Total assets	$14,449,574			$13,979,418
Interest-bearing liabilities:
Checking accounts	$860,990	711	0.33%	$916,141	503	0.22%
Savings accounts	1,451,545	3,409	0.94%	1,269,202	1,365	0.43%
Certificates of deposit	6,404,934	34,235	2.14%	6,237,335	27,453	1.76%
Borrowed funds	3,811,111	19,628	2.06%	3,638,394	16,215	1.78%
Total interest-bearing liabilities	12,528,580	57,983	1.85%	12,061,072	45,536	1.51%
Noninterest-bearing liabilities	197,364			152,669
Total liabilities	12,725,944			12,213,741
Shareholders’ equity	1,723,630			1,765,677
Total liabilities and shareholders’ equity	$14,449,574			$13,979,418
Net interest income		$64,330			$68,982
Interest rate spread (1)(3)			1.65%			1.85%
Net interest-earning assets (4)	$1,441,321			$1,551,835
Net interest margin (1)(5)		1.84%			2.03%
Average interest-earning assets to average interest-bearing liabilities	111.50%			112.87%
Selected performance ratios:
Return on average assets (1)		0.60%			0.62%
Return on average equity (1)		4.99%			4.89%
Average equity to average assets		11.93%			12.63%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Fiscal Year Ended			Fiscal Year Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$220,458	$4,998	2.27%	$228,041	$3,704	1.62%
Investment securities	3,308	79	2.39%	1,125	27	2.40%
Mortgage-backed securities	555,076	13,021	2.35%	539,564	11,107	2.06%
Loans (1)	12,938,824	458,779	3.55%	12,619,496	422,953	3.35%
Federal Home Loan Bank stock	96,712	5,210	5.39%	92,533	5,254	5.68%
Total interest-earning assets	13,814,378	482,087	3.49%	13,480,759	443,045	3.29%
Noninterest-earning assets	422,738			370,570
Total assets	$14,237,116			$13,851,329
Interest-bearing liabilities:
Checking accounts	$881,233	3,188	0.36%	$947,728	1,406	0.15%
Savings accounts	1,381,646	11,676	0.85%	1,364,410	3,466	0.25%
Certificates of deposit	6,388,905	128,489	2.01%	5,989,453	97,383	1.63%
Borrowed funds	3,651,273	73,313	2.01%	3,632,255	59,849	1.65%
Total interest-bearing liabilities	12,303,057	216,666	1.76%	11,933,846	162,104	1.36%
Noninterest-bearing liabilities	182,598			178,373
Total liabilities	12,485,655			12,112,219
Shareholders’ equity	1,751,461			1,739,110
Total liabilities and shareholders’ equity	$14,237,116			$13,851,329
Net interest income		$265,421			$280,941
Interest rate spread (2)			1.73%			1.93%
Net interest-earning assets (3)	$1,511,321			$1,546,913
Net interest margin (4)		1.92%			2.08%
Average interest-earning assets to average interest-bearing liabilities	112.28%			112.96%
Selected performance ratios:
Return on average assets		0.56%			0.62%
Return on average equity		4.58%			4.91%
Average equity to average assets		12.30%			12.56%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.